FORM OF ADVISER CLASS DISTRIBUTION PLAN
                               [Name of Tomorrow Fund]


              ADVISER CLASS DISTRIBUTION PLAN, dated as of ________, 1995, of [Name of Fund] (the "Fund"), a series of Tomorrow Funds Retirement Trust, a Delaware business trust (the "Trust").

                                     WITNESSETH

              WHEREAS, the Fund is a series of the Trust, which is engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act");

              WHEREAS, the Trust intends to distribute shares of beneficial interest (the "Adviser Class Shares") of the Fund in accordance with Rule 12b-1 promulgated by the Securities and Exchange Commission under the 1940 Act ("Rule 12b-1"), and desires to adopt this Adviser Class distribution plan (the "Adviser Class Plan") as a plan of distribution pursuant to such Rule;

              WHEREAS, the Trust desires that Weiss, Peck & Greer, L.L.C., a New York limited liability company ("WPG"), provide certain distribution services for the Fund's Adviser Class Shares in connection with the Adviser Class Plan;

              WHEREAS, the Trust, on behalf of the Fund has entered into an underwriting agreement (in a form approved by the Trust's Board of Trustees in a manner specified in Rule 12b-1) with WPG, whereby WPG provides facilities and personnel and renders services to the Fund in connection with the offering and distribution of Adviser Class Shares (the "Underwriting Agreement");

              WHEREAS, the Fund also recognizes and agrees that (a) WPG may retain the services of firms or individuals to act as dealers or wholesalers (collectively, the "Dealers") of the Adviser Class Shares in connection with the offering of Adviser Class Shares,
         (b) WPG may compensate any Dealer that sells Adviser Class Shares in the manner and at the rate or rates to be set forth in an agreement between WPG and such Dealer and (c) WPG may make such payments to the Dealers for distribution services out of the fee paid to WPG hereunder, its profits or any other source available to it; and

              WHEREAS, the Board of Trustees of the Trust, in considering whether the Trust should adopt and implement this Adviser Class Plan with respect to the Fund, has evaluated such information as it deemed necessary to make an informed determination whether this

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         Adviser Class Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Fund for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Adviser Class Plan will benefit the Fund and its Adviser Class shareholders;

              NOW, THEREFORE, the Board of Trustees of the Fund hereby adopts this Adviser Class Plan for the Fund as a plan of distribution of Adviser Class Shares in accordance with Rule 12b-1, on the following terms and conditions:

              1.        (a)  The Fund is authorized to compensate WPG for
                   (1) distribution services and (2) personal and account maintenance services performed and expenses incurred by WPG in connection with the Fund's Adviser Class Shares. Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees may determine.

                        (b) The amount of compensation paid during any one year for distribution services shall be 0.25% of the average daily net assets of the Adviser Class Shares of the Fund attributable to such year.

                        (c) Distribution services and expenses for which WPG may be compensated pursuant to this Plan include, without limitation: compensation to and expenses (including allocable overhead, travel and telephone expenses) of (i) Dealers, brokers and other dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") or their officers, sales representatives and employees, (ii) WPG and any of its affiliates and any of their respective officers, sales representatives and employees, (iii) banks and their officers, sales representatives and employees, who engage in or support distribution of the Fund's Adviser Class Shares; printing of reports and prospectuses relating to the Adviser Class Shares for other than existing shareholders, and (iv) preparation, printing and distribution of sales literature and advertising materials relating to the Adviser Class Shares.

                        (d) The amount of compensation paid for personal and account maintenance services and expenses shall be 0.25% of the average daily net assets of the Adviser Class Shares of the Fund attributable to such year. As partial consideration for personal services and/or account maintenance services provided by WPG to the Adviser Class shareholders, WPG shall be entitled to be


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                   paid any fees payable under this clause (d) with respect
                   to Adviser Class Shares for which no dealer of record exists, where less than all consideration has been paid to a dealer of record or where qualification standards have not been met.

                        (e) Personal and account maintenance services for which WPG or any of its affiliates, banks or Dealers may be compensated pursuant to this Plan include, without limitation: payments made to or on account of WPG or any of its affiliates, banks, other brokers and dealers who are members of the NASD, or their officers, sales representatives and employees, who respond to inquiries of, and furnish assistance to, shareholders regarding their ownership of Adviser Class Shares or their accounts or who provide similar services not otherwise provided by or on behalf of the Fund.

                        (f) Appropriate adjustments to payments made pursuant to clauses (b) and (d) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by the Fund in excess of the applicable maximum cap imposed on asset based, front-end and deferred sales charges by subsection (d) of Section 26 of Article III of the Rules of Fair Practice of the NASD.

              2. The Trust understands that agreements between WPG and Dealers may provide for payment of fees to Dealers in connection with the sale of the Fund's Adviser Class Shares and the provision of services to shareholders of the Fund. Nothing in this Adviser Class Plan shall be construed as requiring the Trust to make any payment to any Dealer or to have any obligations to any Dealer in connection with services as a dealer of the Fund's Adviser Class Shares. WPG shall agree and undertake that any agreement entered into between WPG and any Dealer shall provide that such Dealer shall look solely to WPG for compensation for its services thereunder and that in no event shall such Dealer seek any payment from the Trust or the Fund except as otherwise expressly agreed by the Trust.

              3. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Agreement and Declaration of Trust, as it may be amended or restated from time to time, or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust or the Fund.



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              4.   This Adviser Class Plan shall become effective upon
         approval by a vote of the Board of Trustees and a vote of a majority of the Trustees who are not "interested persons" of the Fund and who have no direct or indirect financial interest in the operation of the Fund's Adviser Class Plan or in any agreements related to the Fund's Adviser Class Plan (the "Qualified Trustees"), such votes to be cast in person at a meeting called for the purpose of voting on this Adviser Class Plan.

              5. This Adviser Class Plan will remain in effect indefinitely, provided that such continuance is "specifically approved at least annually" by a vote of both a majority of the Trustees of the Trust and a majority of the Qualified Trustees. If such annual approval is not obtained, this Adviser Class Plan shall expire on __________, 1996.

              6. This Adviser Class Plan may be amended at any time by the Board of Trustees, provided that this Adviser Class Plan may not be amended to increase materially the limitations on the annual percentage of average net assets which may be expended hereunder without the approval of holders of a "majority of the outstanding voting securities" of Adviser Class of the Fund and may not be materially amended in any case without a vote of a majority of both the Trustees and the Qualified Trustees. This Adviser Class Plan may be terminated at any time by a vote of a majority of the Qualified Trustees or by a vote of the holders of a "majority of the outstanding voting securities" of Adviser Class of the Fund.

              7. The Trust and WPG shall provide to the Trust's Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Adviser Class Plan and the purposes for which such expenditures were made.

              8. While this Adviser Class Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Fund.

              9. For the purposes of this Adviser Class Plan, the terms "interested persons," "majority of the outstanding voting securities" and "specifically approved at least annually" are used as defined in the 1940 Act.

              10. The Trust shall preserve copies of this Adviser Class Plan, and each agreement related hereto and each report referred to in Paragraph 7 hereof (collectively, the "Records"), for a period of not less than six (6) years from the end of the fiscal year in which such Records were made and for a period of two (2)


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         years, each of such Records shall be kept in an easily accessible place.

              11. This Adviser Class Plan shall be construed in accordance with the laws of The State of Delaware and the applicable provisions of the 1940 Act.

              12. If any provision of this Adviser Class Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Adviser Class Plan shall not be affected thereby.





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